Exhibit 10.34
Amendment to the
The McGraw-Hill Companies, Inc.
Senior Executive Supplemental Death,
Disability & Retirement Benefits Plan
     The McGraw-Hill Companies, Inc. Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “Plan”) is amended, effective as of January 1, 2010, as follows:
1.	Article V of the Plan is amended to insert new Section 5.07 as follows:

“SECTION 5.07 Retirement After December 31, 2009. If a Member’s Retirement Date occurs on or after January 1, 2010, then the Member’s Monthly Retirement Income shall be calculated, as the case may be, in accordance with Section 5.01, Section 5.03 or Section 5.05 of the Plan; provided, however, that in each case the Member’s Final Monthly Earnings shall be determined as though the Member had retired on January 1, 2010.”

2.	Except as set forth above, the Plan remains in full force and effect.